Exhibit 99.2
3rd Quarter 2008 Earnings Conference Call Script
Operator
Good day ladies and gentlemen, and welcome to the 3nd Quarter 2008 Limco-Piedmont Inc. Earnings Conference Call. My name is                      and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. [Operator Instructions]. As a reminder, this conference is being recorded for replay purposes.
And I would now like to turn the presentation over to your host for today’s call Mr. Robert Koch, Co-Chief Executive Officer, Limco-Piedmont, Inc. Please proceed.
Bob Koch — Thank you and welcome to Limco-Piedmont Inc.’s 3rd Qtr. 2008 earnings call and webcast. Presenting on today’s call will be Shmuel Fledel, Chairman of the Board and Carla Covey, CFO. A replay of this call will be available until November 17th of this year by dialing 1-800-642-1687. A replay of the webcast will be accessible through our website at www.limcopiedmont.com.
By now everyone should have access to the third quarter earnings release, which went out Friday after the market closed. If you have not received the release, it is available on the Investor Relations portion of our website at limcopiedmont.com.
Before we begin, we would like to remind you that statements we make that are not historical in nature are called forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements to be materially different from those that we may express or imply today.
The risks and uncertainties include, among others, changes in general economic conditions and conditions in the airline industry, the loss of a major customer, loss of market share and pressures on prices resulting from competition, and the risks associated with government contracts, among others
For additional information on this, you can refer to the reports that we file from time to time with the SEC. All forward-looking statements made today are current only as of today. We do not undertake any obligation to publicly update any forward-looking statements.
And with that, it’s my pleasure to turn the call over to Mr. Shmuel Fledel. Go ahead, Shmuel
Presentation of Shmuel Fledel
Good morning and thank you for joining us for our 3rd Qtr. 2008 earnings conference call. I am Shmuel, Chairman of the Board of Limco-Piedmont Inc.
After our opening remarks, we will address your questions.
As I indicated in our earnings press release, the 3nd quarter of 2008 and beyond has been an exciting time for Limco-Piedmont.
New Business Highlights
We saw encouraging revenue growth in our core MRO businesses and parts business versus the third quarter of last year and second quarter of this year.
At Piedmont, we were advised by a key parts customer that its activity levels should be steady through 2009. Margins in the parts business improved nicely in the third quarter. Air Wisconsin activity is anticipated to ramp up in the first quarter of 2009 and we continue to see growth in the rest of our landing gear business. The FAA has certified the APU shop’s 331 capabilities and the first two repaired units will ship in the fourth quarter and another 331 is being overhauled for use as a rotable. The 331 future looks strong for 2009. Our propeller MRO business remains steady and we are pursuing new 2009 business with a significant customer.
At LIMCO, sales for the third quarter were up nicely from prior quarters. LIMCO also experienced very strong OEM and Military bookings in the third quarter which offset weakness that is developing in the Airline segment. We are taking aggressive action to manage cost through the cycle and capitalize on booked business.
We are looking positively towards the fourth quarter of 2008 and towards 2009. Our business opportunities, along with consistent expense control and improvement in operational performance give us confidence in our ability to overcome the weakness that is developing in the Airline industry. New products, strong new business and improved operational performance have set the stage for an improved fourth quarter and 2009.
I will now turn the call over to our CFO Carla Covey.
CARLA COVEY
Thank you Shmuel and welcome to our 3rd quarter earnings call.
Revenues
•	Total revenues increased to $18.8 million in the third three months of the year, from $16.6 million for the same period last year. This increase was attributable to an increase in sales in our MRO and Parts divisions. Total revenues for the first nine months of the year decreased to $53.6 million from $54.9 million for the same period last year. This decrease is related to a one-time parts sale to Viva Aerobus for $2.7 million during the first nine months of 2007 offset by an increase in our MRO sales during the first nine months of 2008.

•	Revenues from MRO services, including OEM sales, increased to $14.1 million in the three months ended September 30, 2008 up from $12.8 million for the three months ended September 30, 2007. For the nine months ended September 30, 2008, revenues from MRO services increased to $40.3 million from $37.9 million for the same period last year.

•	Parts services revenues increased to $4.8 million from $3.8 million in the three months ended September 30, 2007. For the nine months ended September 30, 2008 parts services revenues decreased to $13.4 million from $17.0 million for the same period last year.

•	The geographical breakdown of our revenues in the first three and nine months of 2008 was:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
		% of Total		% of Total		% of Total		% of Total
	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues
	(Revenues in thousands)
North America	$13,179	70.0%	$10,290	61.8%	$37,464	69.9%	$38,580	70.3%
Europe	3,845	20.4%	4,608	27.7%	10,524	19.6%	11,540	21.0%
Asia	650	3.5%	694	4.2%	2,428	4.5%	1,636	3.0%
Other	1,153	6.1%	1,052	6.3%	3,208	6.0%	3,143	5.7%

	$18,827	100.0%	$16,644	100.0%	$53,624	100.0%	$54,899	100.0%

Gross Margin
•	Our gross margin decreased to 22% in the three months ended September 30, 2008, down from 25% in the three months ended September 30, 2007. For the nine months ended September 30, 2008 our gross margin was 21% down from 27% during the same period last year. This gross margin decrease is attributable to higher labor and materials costs, increase scrap from new product start-up and an increased inventory reserve related to slow moving inventory.
Selling and marketing expenses increased to $715,000 for the three months ended September 30, 2008 and $2.1 million for the nine months ended September 30, 2008. This is a increase of $42,000 compared to the three month period last year and an decrease of $166,000 compared to the six month period last year.
General and administrative expenses increased to $1.9 million for the three months ended September 30, 2008 and $5.3 million for the nine months ended September 30, 2008. This is an increase of $357,000 compared to the three month period last year and a decrease of $127,000 compared to the nine month period last year. This decrease is attributable to lower professional fees during the nine months ended September 30, 2008 offset by higher merger and acquisition and tax audit costs incurred during this same nine months, this was offset by a phantom stock agreement for the company’s CEO, that was recorded during the nine months ended September 30, 2007. Non-cash compensation expense was $72,000 and $202,000 for the three and nine months periods compared to $170,000 for both periods during the prior year.

Interest income increased to $298,000 in the three months ended September 30, 2008 from $271,000 in the same period last year. Interest income was $756,000 for the nine months ended September 30, 2008 compared to $542,000 for the same period last year. This is principally a result of our investment of a portion of the proceeds of our initial public offering.
Interest and other expense was 40,000 and 101,000 for the three and nine months ended September 30, 2008 compared to $178,000 and $719,000 for the three and nine months ended September 30, 2007. We extinguished all of our debt in the third quarter of 2007.
We ended the quarter with $9.5 million in cash and cash equivalents and $21.1 million in short-term investments.
With that I will ask the operator to open the line for your questions.
Question and Answer Session
(Operator Instructions)
Operator
Your first question comes from the line of
Q&A
Operator
There are no further questions at this time; I would now turn the call back over to Bob Koch for the closing remarks.
Bob Koch
Thank you and I look forward to speaking with you next quarter.
Operator
Thank you for your participation in today’s conference. This concludes the presentation.